Exhibit 99.2

NEWS

Contact:	Media: John Stoll 1.313.594.1106 Jstoll1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Shawn Ryan 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FORD ANNOUNCES LAUNCH OF CONVERSION OFFERS

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Ford Motor Company has launched conversion offers relating to its 4.25% Senior Convertible Notes due December 15, 2036 and its 4.25% Senior Convertible Notes due November 15, 2016, in which it will pay a premium in cash to induce the holders to convert convertible debt for shares of Ford’s common stock

●	Any shares issued pursuant to these conversion offers are already reflected in Ford's fully diluted earnings per share calculation

●	The conversion offers are expected to further strengthen Ford's balance sheet by reducing its Automotive debt and to reduce on-going Automotive interest expense

DEARBORN, Mich., Oct. 26, 2010 – Ford Motor Company (NYSE: F) announced today that it has launched offers under which it is offering to pay a premium in cash to induce the holders of any and all of its outstanding 4.25% Senior Convertible Notes due December 15, 2036 (the “2036 Convertible Notes”) and the holders of any and all of its outstanding 4.25% Senior Convertible Notes due November 15, 2016 (the “2016 Convertible Notes” and, together with the 2036 Convertible Notes, the “Convertible Notes”) to convert their Convertible Notes into shares of Ford’s common stock (each a “Conversion Offer” and together the “Conversion Offers”).

The 2036 Convertible Notes were issued in 2006 and the outstanding principal amount is approximately $579 million.  The conversion rate with respect to the 2036 Convertible Notes is 108.6957 shares of Ford common stock per $1,000 principal amount.

The 2016 Convertible Notes were issued in 2009 and the outstanding principal amount is $2.875 billion.  The conversion rate with respect to the 2016 Convertible Notes is 107.5269 shares of Ford common stock per $1,000 principal amount.

Holders who elect to convert their 2036 Convertible Notes into shares of Ford common stock pursuant to the applicable Conversion Offer will receive, for each $1,000 principal amount of their 2036 Convertible Notes converted, the number of shares they would be entitled to receive upon conversion (i.e., 108.6957 shares), plus a cash payment equal to $190.00, plus accrued and unpaid interest.

Holders who elect to convert their 2016 Convertible Notes into shares of Ford common stock pursuant to the applicable Conversion Offer will receive, for each $1,000 principal amount of their 2016 Convertible Notes converted, the number of shares they would be entitled to receive upon conversion (i.e., 107.5269 shares), plus a cash payment equal to $215.00, plus accrued and unpaid interest.

The shares of Ford common stock that may be issued in the Conversion Offers have been included in Ford’s calculation of diluted earnings per share since the beginning of the year.

The Conversion Offers are being made on additional terms and conditions which are set forth in an offering circular dated October 26, 2010 (the “Convertible Notes Offering Circular”) and the related letter of transmittal (the “Convertible Notes Letter of Transmittal”), both of which are being made available to holders of the Convertible Notes.  Holders are urged to read the Convertible Notes Offering Circular and Convertible Notes Letter of Transmittal carefully when they become available. Copies of the Convertible Notes Offering Circular and the Convertible Notes Letter of Transmittal may be obtained from Georgeson Inc., the information agent for the Conversion Offers (the “Information Agent”), by calling toll free at 866-295-8105.

The Conversion Offers will each expire at 12:00 midnight, New York City time, at the end of Tuesday, November 23, 2010, unless extended or earlier terminated (the “Expiration Time”).  Any tendered Convertible Notes may be withdrawn prior to, but not after, the applicable Expiration Time, and withdrawn Convertible Notes may be re-tendered by a holder at any time prior to the applicable Expiration Time.

Consummation of the Conversion Offers is subject to, and conditioned upon, the satisfaction or, where applicable, waiver of certain conditions set forth in the Convertible Note Offering Circular.  Subject to applicable law, Ford may amend, extend, or terminate the Conversion Offers at any time.

Other Required Disclosure
This press release is for informational purposes only and is not an offer to purchase with respect to any securities.  The Conversion Offers are being made only by the Convertible Notes Offering Circular and the related Convertible Notes Letter of Transmittal.  Investors should read the Convertible Notes Offering Circular because it contains important information. Investors can get such documents and other filed documents for free at the Commission’s web site (www.sec.gov) or by contacting the Information Agent described below.

The Conversion Offers described in this news release are not being made in any jurisdiction in which, or to or from any person from or to whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.  In any jurisdiction where the laws require such offers to be made by a licensed broker or dealer, the Conversion Offers will be deemed to be made on behalf of Ford by one or more registered broker dealers under the laws of such jurisdiction.

Georgeson, Inc. is serving as the Information Agent for the Conversion Offers.  Persons with questions regarding the Conversion Offers should contact Georgeson at 866-295-8105 (toll free).  Requests for copies of the Convertible Notes Offering Circular or the Convertible Notes Letter of Transmittal may also be directed to Georgeson.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 163,000 employees and about 70 plants worldwide, the company’s brands include Ford, Lincoln and, until discontinued later this year, Mercury.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

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